Contact: Frances G. Rathke, CFO

Tel: (802) 244-5621 x2300

GREEN MOUNTAIN COFFEE ROASTERS, INC. ANNOUNCES MANAGEMENT TRANSITION AT KEURIG

WATERBURY, VERMONT (March 31, 2008) -- Green Mountain Coffee Roasters, Inc. (together with its subsidiary, "the Company" or "GMCR") (NASDAQ: GMCR), announced today that Nicholas Lazaris, President of Keurig, Incorporated, a wholly-owned subsidiary of GMCR, has resigned to pursue other career opportunities and has entered into a separation and transition agreement with Keurig. Under the terms of this agreement, Mr. Lazaris will continue to serve as President of Keurig until June 16, 2008 or the date on which his successor commences employment, whichever is earlier. To support a smooth transition, Mr. Lazaris will continue to be an employee of Keurig until August 15, 2008, providing assistance as needed. Following his employment, Mr. Lazaris will serve as a consultant in Keurig's patent infringement litigation pending against Kraft. The Company has retained an executive search firm to assist it in the recruitment of a new President of Keurig.

Mr. Lazaris and the talented Keurig leadership team have made history by leading the evolution in coffee from drip brewing to single-cup brewing. Under Mr. Lazaris' leadership, Keurig first brought its patented, innovative single-cup brewers to offices in the late 1990s and now is the single-cup market leader in offices. In recent years, Keurig also successfully entered the home market with several new models, again establishing it as the market leader in single-cup brewers. Most recently, a model was introduced for in-room brewing at hotels, further expanding Keurig's market potential. Keurig has sold over 1.5 million single-cup brewers life-to-date in North America. In turn, these brewers have created demand for over 2.5 billion K-Cups that have been shipped by Keurig's licensed roasters and enjoyed by gourmet coffee, tea and hot cocoa lovers nationwide.

Lawrence J. Blanford, President and Chief Executive Officer of Green Mountain Coffee Roasters, Inc., said, "On behalf of the entire Board and everyone at GMCR, I would like to thank Nick Lazaris for his outstanding leadership, passion and guidance. I have great admiration for Nick's intelligence, integrity and entrepreneurial skills culminating in creating such an outstanding, fast-growth business. Under his strong leadership, Keurig is now the #1 single-cup office and home coffee brewing system in North America. Nick was appropriately recognized when he received the 2006 Entrepreneur of the Year Award from Ernst & Young."

Robert P. Stiller, Chairman and Founder of Green Mountain Coffee Roasters, Inc., said, "Nick Lazaris truly is a great American entrepreneur. The Keurig brewer was under development for several years prior to Nick joining Keurig, but I credit his great leadership with transforming a promising opportunity into a thriving business by introducing a successful single-cup system to the market. He assembled a talented, creative and deep leadership team at Keurig as well as an extensive and strong supply chain to support its rapid growth. He is an extraordinary person in all dimensions and it has been my privilege to work with him. I look forward to staying in touch with him at his new endeavors."

Nick Lazaris, President of Keurig, said: "I am very proud of my partners on the Keurig team. Their many accomplishments are a function of their hard work, smart work and team work. Together, we not only developed high quality, innovative single-cup brewing technologies, but we developed innovative "go to market" strategies to create the single-cup market category and build a defensible position against competitors many times our size. While I have mixed emotions about leaving, Keurig is in excellent shape, with a very exciting future, and I am ready to start a new stage of my life. Until my departure I shall continue to be 100% focused on Keurig's success."

About Green Mountain Coffee Roasters, Inc.

Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR) is recognized as a leader in the specialty coffee industry for its award-winning coffees, innovative Keurig brewing technology and socially responsible business practices. GMCR maintains two business divisions. Its Green Mountain Coffee division sells more than 100 high-quality coffee selections, including Fair Trade Certified™ organic coffees, under the Green Mountain Coffee® and Newman's Own® Organics brands through its wholesale, direct mail and e-commerce operations (www.GreenMountainCoffee.com). Green Mountain Coffee also produces its coffee as well as hot cocoa and tea in K-Cup® portion packs for Keurig® single-cup brewers. Keurig, Incorporated, also a wholly-owned subsidiary of GMCR is a pioneer and leading manufacturer of gourmet single-cup coffee brewing systems for offices, homes and hotel rooms. Keurig markets its patented brewers and K-Cup ® portion packs through office distributors, retail and direct channels (www.Keurig.com). K-Cup portion packs are produced by a variety of licensed roasters including Green Mountain Coffee. Green Mountain Coffee Roasters, Inc. has been recognized repeatedly by CRO Magazine, Forbes and SustainableBusiness.com as a good corporate citizen and an innovative, high-growth company.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the unknown impact of management changes, Keurig's ability to continue to grow and build profits in the office and at home markets and develop the in-room hotel market, the unknown impact of any price increases on net sales, the impact on sales of consumer sentiment regarding the health of the economy, the Company's success in efficiently expanding operations and capacity to meet growth, business conditions in the coffee industry and food industry in general, fluctuations in availability and cost of high-quality green coffee, competition, variances from sales mix and growth rate, weather and special or unusual events, as well as other risks described more fully in the Company's filings with the SEC. Forward-looking statements reflect management's analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

###